Exhibit 10.1(j)

SECURITY AGREEMENT

1.           GRANT OF SECURITY INTEREST.  For valuable consideration, the undersigned AMERICAN WOODMARK CORPORATION, a Virginia corporation ("Debtor"), hereby grants and transfers to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") a security interest in all of the property of Debtor described as follows (collectively, the "Collateral"):

(a)           all accounts, deposit accounts, contract rights, chattel paper, (whether electronic or tangible) instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment of every kind now existing or at any time hereafter arising in which Debtor now has or at any time hereafter shall have an interest;

(b)           all inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, raw materials, component parts, work in process and other materials used or consumed in Debtor's business, now or at any time hereafter owned or acquired by Debtor, wherever located, and all products thereof, whether in the possession of Debtor, any warehousemen, any bailee or any other person, or in process of delivery, and whether located at Debtor's places of business or elsewhere;

(c)           all warehouse receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Debtor now has or at any time hereafter shall have an interest, and all additions and accessions thereto, whether in the possession or custody of Debtor, any bailee or any other person for any purpose;

(d)           all money and property of Debtor heretofore, now or hereafter delivered to or deposited with Bank or otherwise coming into the possession, custody or control of Bank (or any agent or bailee of Bank) in any manner or for any purpose whatsoever during the existence of this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;

(e)           all right, title and interest of Debtor under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations and other similar contracts of every kind in which Debtor now has or at any time hereafter shall have an interest;

(f)           all goods, tools, machinery, furnishings, furniture and other equipment and fixtures of every kind now existing or hereafter acquired in which Debtor now has or at any time hereafter shall have an interest, and all improvements, replacements, accessions and additions thereto and embedded software included therein, whether located on any property owned or leased by Debtor or elsewhere, including without limitation, any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Debtor, and all such goods after they have been severed and removed from any of said real property; and

(g)           all motor vehicles, trailers, mobile homes, manufactured homes, boats, other rolling stock and related equipment of every kind now existing or hereafter acquired in which Debtor now has or at any time hereafter shall have an interest and all additions and accessories thereto, whether located on any property owned or leased by Debtor or elsewhere;

together with whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (collectively, "Proceeds").

2.           OBLIGATIONS SECURED.  The obligations secured hereby are the payment and performance of:  (a) all present and future Indebtedness of Debtor to Bank under the Credit Agreement dated as of December 2, 2009 between Debtor and Bank (as modified or amended from time to time, the "Credit Agreement"); (b) all present and future obligations of Debtor to Bank under the Credit Agreement, this Agreement or any other Loan Document (as defined in the Credit Agreement); and (c) all present and future obligations and/or Indebtedness of Debtor to Bank of other kinds.  The word "Indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Debtor may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3.           TERMINATION.  This Agreement will terminate upon the performance of all obligations of Debtor to Bank, including without limitation, the payment of all Indebtedness of Debtor to Bank, and the termination of all commitments of Bank to extend credit to Debtor, existing at the time Bank receives written notice from Debtor of the termination of this Agreement.

4.           OBLIGATIONS OF BANK.  Any money received by Bank in respect of the Collateral may be deposited, at Bank's option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder.

5.           REPRESENTATIONS AND WARRANTIES.  Debtor represents and warrants to Bank that:  (a) Debtor's legal name is exactly as set forth on the first page of this Agreement, and all of Debtor's organizational documents or agreements delivered to Bank are complete and accurate in every respect; (b) Debtor is an organization registered under the laws of the Commonwealth of Virginia; (c) Debtor's chief executive office is located at 3102 Shawnee Drive, Winchester, Virginia 22601; (d) the Collateral (except goods in transit) is located at one of the addresses listed on Schedule 1 hereto; (e) Debtor is the owner of the Collateral and Proceeds; (f) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (g) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby or as otherwise permitted under the Credit Agreement, or as heretofore disclosed by Debtor to Bank, in writing; (h) all statements contained herein are true and complete in all material respects; (i) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office except as permitted under the Credit Agreement; (j) where Collateral or Proceeds consist of rights to payment, all such Collateral and Proceeds comply in all material respects with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws; and (k) where the Collateral consists of equipment, Debtor is not in the business of selling goods of the kind included within such Collateral, and Debtor acknowledges that no sale or other disposition of any such Collateral, including without limitation, any such Collateral which Debtor may deem to be surplus, has been consented to or acquiesced in by Bank, except as set forth in the Credit Agreement or as otherwise specifically set forth in writing by Bank.

6.           COVENANTS OF DEBTOR.

(a)           Debtor agrees in general:  (i) to pay Indebtedness secured hereby when due; (ii) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto (except to the extent caused by the gross negligence or willful misconduct of Bank); (iii) to permit Bank to exercise its powers; (iv) to execute and deliver such documents as Bank reasonably deems necessary to create, perfect and continue the security interests contemplated hereby; (v) not to change its name, and as applicable, its chief executive office, or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (vi) not to change the places where Debtor keeps any Collateral or Debtor's records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Debtor is moving same; and (vii) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank reasonably deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

(b)           Debtor agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing:  (i) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank's security interest in Collateral and Proceeds; (ii) where applicable, to insure the Collateral in accordance with Section 4.5 of the Credit Agreement; (iii) where applicable, to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iv) not to remove the Collateral from Debtor's premises except in the ordinary course of Debtor's business or in connection with a disposition permitted under this Agreement; (v) to pay when due all license fees, registration fees and other charges in connection with any Collateral (other than any such fees or charges that are being contested in good faith and for which Debtor has made provision, in accordance with generally accepted accounting principles, for eventual payment); (vi) not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Bank or as otherwise permitted under the Credit Agreement; (vii) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, except sales of inventory to buyers in the ordinary course of Debtor's business and sales otherwise permitted under the Credit Agreement; (viii) to permit Bank to inspect the Collateral upon reasonable notice during normal business hours; (ix) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof upon reasonable notice during normal business hours; (x) if requested by Bank, and if an Event of Default has occurred and is continuing, to receive and use reasonable diligence to collect Collateral consisting of accounts and other rights to payment and Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Collateral and Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (xi) not to commingle Collateral or Proceeds, or collections thereunder, with other property; (xii) to give allowances and credits only in the ordinary course of business and consistent with past practices; (xiii) from time to time, when requested by Bank, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement and to deliver to Bank all contracts, leases and other chattel paper, instruments, documents and other evidences thereof; (xiv) in the event Bank elects to receive payments of rights to payment or Proceeds hereunder, to pay all reasonable expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xv) to do any acts which Bank may from time to time reasonably determine to be necessary to maintain, preserve and protect the security interest of Bank in the Collateral and, as appropriate and applicable, to keep all tangible Collateral in good and saleable condition, ordinary wear and tear excepted, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

7.           POWERS OF BANK.  Debtor appoints Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank's officers and employees, or any of them, if an Event of Default has occurred and is continuing:  (a) to perform any obligation of Debtor hereunder in Debtor's name or otherwise; (b) to give notice to account debtors or others of Bank's rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension and modification agreements with respect thereto; (c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank's interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank's sole option, toward repayment of the Indebtedness or, where appropriate, replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Debtor's premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (o) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8.           PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS.  Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds (other than any such premiums, taxes, charges, liens or assessments that are being contested in good faith and for which Debtor has made provision, in accordance with generally accepted accounting principles, for eventual payment), and upon the failure of Debtor to do so, Bank at its option may pay any of them as deemed necessary by Bank in its reasonable discretion to preserve and protect the Collateral and Proceeds.  Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

9.           EVENTS OF DEFAULT.  The occurrence of any "Event of Default" as defined in the Credit Agreement shall constitute an "Event of Default" under this Agreement.

10.           REMEDIES.  Upon the occurrence of any Event of Default, Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor.  Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the Virginia Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral.  All rights, powers, privileges and remedies of Bank shall be cumulative.  No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.  It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions.  While an Event of Default exists:  (a) Debtor will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (c) at Bank's request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank; and (d) Bank may, without notice to Debtor, enter onto Debtor's premises and take possession of the Collateral.  With respect to any sale or other disposition by Bank of any Collateral subject to this Agreement, Debtor hereby expressly grants to Bank the right to sell such Collateral using any or all of Debtor's trademarks, trade names, trade name rights and/or proprietary labels or marks.  Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

11.           DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS.  In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like.  Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys' fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness secured hereby in such order of application as Bank may from time to time elect.  Upon the transfer of all or any part of the Indebtedness secured hereby, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Bank shall retain all rights, powers, privileges and remedies herein given.

12.           STATUTE OF LIMITATIONS.  Until all Indebtedness secured hereby shall have been paid in full and all commitments by Bank to extend credit to Debtor have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness secured hereby or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereby.

13.           MISCELLANEOUS.  Debtor hereby waives any right to require Bank to (i) proceed against Debtor or any other person, (ii) marshal assets or proceed against or exhaust any security from Debtor or any other person, (iii) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (iv) make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds.  Debtor further waives any right to direct the application of payments or security for any Indebtedness of Debtor secured hereby.

14.           NOTICES.  All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in the Credit Agreement and to Debtor at the address specified in the Credit Agreement, and shall be deemed to have been given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

15.           COSTS, EXPENSES AND ATTORNEYS' FEES.  Debtor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the perfection and preservation of the Collateral or Bank's interest therein, and (b) the realization, enforcement and exercise of any right, power, privilege or remedy conferred by this Agreement, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or in any way affecting any of the Collateral or Bank's ability to exercise any of its rights or remedies with respect thereto.  All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to the greater of seven percent (7%) or Bank’s Prime Rate in effect from time to time.

16.           SUCCESSORS; ASSIGNS; AMENDMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Bank and Debtor.

17.           INTENTIONALLY DELETED.

18.           SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

19.           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

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SECURITY AGREEMENT

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IN WITNESS WHEREOF, this Agreement has been duly executed as of May 29, 2012.

DEBTOR:

AMERICAN WOODMARK CORPORATION,
a Virginia corporation

By:	/s/ Jonathan Wolk (SEAL)
Name:	Jonathan Wolk
Title:	Senior Vice President & CFO

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SECURITY AGREEMENT

Schedule 1

Location	Address	City, State Zip Code
Allegany	17600 Barton Park Drive, SW	Cumberland, MD 21502
Gas City	5300 Eastside Parkway	Gas City, IN 46933
Humboldt	One American Woodmark Drive	Humboldt, TN 38343
Jackson	1017 Highway 42 South	Jackson, GA 30233
Kingman	4475 Mohave Airport Drive	Kingman, AZ 86401
Monticello	7677 W. Highway 90	Monticello, KY 42633
Orange	281 Kentucky Road	Orange, VA 22960
South Branch	587 Robert C Byrd Industrial Park	Moorefield, WV 26836
Toccoa	398 Woodmark Drive	Eastanollee, GA 30538
Atlanta Builder Center	1955 Vaughn Road, Suite 106	Kennesaw, GA 30144
Berryville Builder Center	430 Jack Enders Blvd.	Berryville, VA 22611
Charlotte Builder Center	11515 Vanstory Dr. Suite 1000	Huntersville, NC 28078
Texas Builder Center	1122 W Bethel Road, Suite 300	Coppell, TX 75019
Houston Builder Center	10646 W. Little York, Suite 320	Houston, TX 77041
Orlando Builder Center	7443 Emerald Dunes Drive #100	Orlando, FL 32822
Phoenix Builder Center	5610 South 40th St. Suite 5 Bldg #1	Phoenix, AZ 85040
Raleigh Builder Center	609 Germantown Road	Raleigh, NC 27607
Sacramento Builder Center	11240 Pyrites Way	Gold River, CA 95670
Corporate	3102 Shawnee Drive	Winchester, VA 22601
Customer Care	120 Dawson Drive	Winchester, VA 22601
Product Development	160 Dawson Drive	Winchester, VA 22601
Technical Center	131 Dawson Drive	Winchester, VA 22601
Logistics/Transportation	170 Dawson Drvie	Winchester, VA 22601